 Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Fund was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Fund’s Board of Directors. Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	322,034,224.051	17,449,845.401
Robert B. Calhoun, Jr.	322,117,686.701	17,366,382.751
Eric C. Fast	312,382,286.350	27,101,783.102
Daria L. Foster	322,002,681.518	17,481,387.934
Evelyn E. Guernsey	321,915,405.108	17,568,664.344
Julie A. Hill	321,955,572.871	17,528,496.581
Franklin W. Hobbs	322,150,988.751	17,333,080.701
James M. McTaggart	322,200,130.818	17,283,938.634
James L.L. Tullis	312,320,891.130	27,163,178.322

No Directors other than these elected are now in office.